NY Residential REIT, LLC - 1-A/A

Exhibit 12.1

May 1, 2017

NY Residential REIT, LLC

c/o Commencement Capital LLC

555 Madison Ave.

6th Floor

New York, New York 10022

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We are acting as special counsel for NY Residential REIT, LLC, a Delaware limited liability company (the “Company”) in connection with the sale of Common Shares (as hereinafter defined) by the Company.

This opinion is furnished to you in connection with your filing of an Offering Statement (File No. 024-10680) (the “Offering Statement”) pursuant to Rule 252(d) of Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering and sale by the Company of up to $50,000,000 Common Shares (as defined in the Amended and Restated Operating Agreement of the Company dated as of May 1, 2017, by and between Commencement Capital LLC and Commencement NY LLC (the “Operating Agreement”)).  We understand that the Common Shares are to be sold to the public as described in the Offering Statement and pursuant to subscription agreements, substantially in the form included as an exhibit to the offering circular contained in to the Offering Statement, to be entered into by and between the Company and each of the subscribers (any such subscription agreement, a “Subscription Agreement”).  Capitalized terms that are used but not otherwise defined in this letter shall have the meanings assigned thereto in the Operating Agreement.

A.	GENERAL ASSUMPTIONS.

In our capacity as special counsel for the Company in connection with the sale of the Common Shares by the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, Company organizational records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have further assumed the following with respect to the Operating Agreement and the Subscription Agreement (collectively, the “Transaction Documents”): (i) all signatures thereon are genuine (or will be at the time the Common Shares are issued, as applicable), (ii) the Transaction Documents have been (or will have been, as applicable) duly and validly authorized, executed and delivered by all parties thereto and all consents, authorizations, notices and filings required to be obtained or made in connection with the Transaction Documents have been (or will have been at the time the Common Shares are issued, as applicable) made or obtained, (iii) the Transaction Documents are (or will be at the time the Common Shares are issued, as applicable) enforceable against each party thereto in accordance with the respective terms thereof, (iv) all individuals who have (or will have at the time the Common Shares are issued, as applicable) executed any of the Transaction Documents are (or will be at the time the Common Shares are issued, as applicable) legally competent and capable of doing so, (v) all documents submitted to us as certified, photostatic, reproduced, conformed or final copies of valid existing agreements or other documents conform to the fully executed originals thereof and all such agreements or documents are authentic, and (vi) all public records are accurate and complete. We have also assumed that (A) the Company is, and will continue to be, duly formed, validly existing and in good standing under the laws of the State of Delaware since the date of its good standing certificate identified on Schedule A hereto, and (B) the Company will comply with all laws, rules and regulations applicable thereto.

B.	OPINIONS

Based upon and subject to the foregoing, we are of the opinion that:

1.       Upon issuance and delivery against payment therefor in accordance with the terms of the Operating Agreement and a Subscription Agreement, the Common Shares will be legally and validly issued.

2.       Under the Delaware Limited Liability Company Act (the “LLC Act”), the holders of the Common Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Common Shares, except (i) as provided in the Operating Agreement or as otherwise agreed, and (ii) for liability for the amount of any wrongful distribution to such holder of Common Shares. Our opinion in contain in this numbered paragraph 2 is subject to the qualification that such opinion is based solely on Section 18-303 of the LLC Act.

C.	ADDITIONAL QUALIFICATIONS AND EXCEPTIONS.

This letter is limited to the actual knowledge, without independent investigation, of the lawyers in our firm actively involved in the representation of the Company in connection with the sale of the Common Shares by the Company. We have relied, without independent investigation, upon the factual information included in the Offering Statement and the form of Subscription Agreement and in that certain Certificate of the Company dated the date hereof and attached hereto as Exhibit A. We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained or incorporated by reference in or omitted from the Offering Statement, and we have not made any independent check or verification thereof.

We express no opinion herein as to any matter not expressly opined on herein, including (i) any matter regarding the Offering Statement, (ii) the validity or enforceability of the Operating Agreement or the Subscription Agreement, or (iii) whether the issuance of the Common Shares complies with applicable securities laws or any other laws. In addition, we express no opinion regarding the laws of any state or jurisdiction (including the State of Delaware) other than LLC Act. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the LLC Act as we have deemed appropriate in connection with the opinions expressed herein.

We consent to the use of this letter as an exhibit to the Offering Statement, and we further consent to the use of our name wherever appearing in the Offering Statement, including the offering circular contained therein, and any amendment thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the regulations of the Securities and Exchange Commission thereunder.  There are no implied opinions in this letter.  This letter is based on facts in existence, and laws, rulings and regulations in effect, on the date hereof, and is subject to modification to the extent such facts, laws, rulings and regulations may be changed in the future, and we undertake no obligation to advise anyone of any changes in the foregoing subsequent to the delivery of this letter. Without our prior written consent in each instance, this letter may not be circulated, relied upon, quoted or otherwise referred to by, or assigned to, any other person or entity.

Very truly yours,

/s/ Duval & Stachenfeld LLP

Duval & Stachenfeld LLP

EXHIBIT A

(Certificate)